Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

GTX Corp. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated May 18, 2018. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates LTD., LLP

LBB & Associates LTD., LLP

Houston, Texas

May 18, 2018